Exhibit 4.4
SUBORDINATED DEBENTURE
THIS SUBORDINATED DEBENTURE, dated this            (the “Debenture”), is entered into by and between SUNCOAST HOLDINGS, INC., a Delaware corporation (the “Borrower”), and            (the“Lender”).
For and in consideration of the mutual agreements as set forth herein, Lender hereby makes a loan to Borrower in the amount set forth in Section 1 below, and Borrower hereby accepts said loan.
This Debenture is subject to the following terms and conditions:
1.	Amount. The loan is in the amount of (the “Loan”), is made in the form of cash, and is for a three (3) year period from the date hereof (the “Term”). The Loan shall be subject to renewal on these same terms and conditions at the end of the Term.

2.	Interest Rate. The Loan shall bear interest from the date first set forth above for the length of the Term at the rate of three percent (3%) per annum on the unpaid principal balance. Interest shall accrue and be payable in full at the end of the Term.

3.	Modification. No modification may be made with respect to this Debenture without the prior approval of Borrower and Lender.

4.	Subordination. This Debenture is, and shall remain until payment in full, subordinate to (A) that certain debt owed by Borrower to GUARANTEE HOLDINGS, INC. (“GHI”) pursuant to that certain Stock Purchase Agreement dated as of April 28, 2003, as amended June 30, 2003 and August 21, 2003 by and between Borrower and GHI; and (B) any lines of credit in any amounts secured from a financial institution in connection with Borrower’s business operations.

5.	Entire Agreement. This Debenture contains the entire agreement between the above-referenced parties. There are no addenda or other agreements with any party which form a part of this Debenture.

6.	Governing Law. This Debenture shall be interpreted under and governed by the law of the State of Florida, without consideration of its law on conflicts or choice of law.
This Debenture is transferable only by assignment on the books of the Borrower upon surrender of this Debenture properly assigned.
(Signature appears on next page.)

IN WITNESS WHEREOF, this Debenture has been executed as of the date first above written.

By:

Name (Print):

Title (Print):

SUNCOAST HOLDINGS. INC.

By

Steven M. Mariano, President

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